Exhibit 10.1 (d)

FORM OF

NON-EMPLOYEE DIRECTOR

NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option Agreement (the “Agreement”), dated as of ____________________ between Frozen Food Express Industries, Inc. (the “Company”) and ______________________, a non-employee director of the Company (the “Optionee”).

WITNESSETH:

1.  Pursuant to the Frozen Food Express Industries, Inc. 1995 Non-Employee Director Stock Option Plan (the “Plan”), the Company hereby grants to the Optionee an option (the Option”) to purchase, upon the terms and conditions set forth herein, _____ shares of the Common Stock (herein so called) of the Company at a price of $_____ per share. An adjustment in the number and class of shares issuable hereunder and the price per share payable in connection with such issuance, as determined by the Board of Directors of the Company, shall be made in the event of a merger, consolidation, reorganization, recapitalization, subdivision or any other similar change affecting the stock of the Company, provided that any such adjustment in the number of shares shall be rounded to the nearest whole share and no fractional shares shall be issued.

2.  Except as otherwise provided in the Plan or this Agreement, the Option is exercisable only during the time periods and for the number of shares of Common Stock set forth below:

Number of Shares	May Not Be Exercised Before	May Not Be Exercised After
__________	____________, 200___	____________, 201__

3.  The Option shall expire ten (10) years from the date it was originally granted, which date was ____________________ (the “Expiration Date”), unless sooner terminated as provided in Paragraphs 5, 6 and 7 of this Agreement.

4.  The option price for shares purchased shall be paid in full at the time the Option is exercised, and no shares shall be delivered until full payment has been made. The Option shall be exercised on the day when written notice of such exercise has been received by the Company at its principal place of business from the person entitled to exercise the Option, accompanied by full payment of the purchase price (i) in cash or by check to the order of the Company, (ii) in the form of shares of Common Stock already owned by the Optionee, duly endorsed to the order of the Company, having a Fair Market Value (as defined in the Plan) equal to the purchase price payable in connection with such exercise, or (iii) by a combination of (i) and (ii), and such other documents, if any, as the Company shall require. Upon receipt of all such documents and payments, the shares shall be deemed to have been issued or sold and the Optionee shall be entitled to receive such shares and shall then be a shareholder with respect to such shares, and the shares shall be considered fully paid and non-assessable. No adjustment will be made for a dividend or other rights for which the record date is prior to the date of the exercise of the Option and payment for the shares is received by the Company, except as specifically provided in the Plan.

5.  During the lifetime of the Optionee, the Option may be exercised only by the Optionee and by persons to whom transfers of Options are expressly permitted by this Paragraph. If the Optionee dies while serving on the Board, the Option shall become fully vested as of the date of the Optionee’s death and may exercised by his or her estate or a person who has acquired the right to exercise the Option by will or the laws of descent and distribution at any time or times prior to the second anniversary of the date of the Optionee’s death; provided that in no event may the Option be exercised after the Expiration Date. This Option is transferable by the Optionee by (i) a gift to a member of the Optionee’s Immediate Family or (ii) a gift to an inter vivos or testamentary trust in which members of the Optionee’s Immediate Family have a beneficial interest of more than 50% and which provides that the Option is to be transferred to the beneficiaries upon the Optionee’s death. For the purposes of the preceding sentence, “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships. In the event of any transfer permitted by this Stock Option Agreement, the Plan and the Stock Option Agreement (except for those provisions of both that permit transfers by the Optionee) shall apply to any transferee to the same extent as to the Optionee.

6.  If the Optionee ceases to be a director of the Company for any reason other than death, the Optionee may exercise such portion of his or her Option as had vested prior to his or her ceasing to be a director of the Company at any time or times prior to the second anniversary of the date the Optionee ceased to be a director of the Company; provided that in no event may the Option be exercised after the Expiration Date. In the event of the death of the Optionee within six months after his or her ceasing to be a director of the Company, any vested portion of the Option may be exercised by the Optionee’s estate or a person who has acquired the right to exercise the Option by will or the laws of descent and distribution at any time or times prior to the second anniversary of the date of the Optionee’s death; provided that in no event may the Option be exercised after the Expiration Date.

7.  Except as expressly provided in Paragraph 5 above, the Option shall not be sold, pledged, assigned or transferred in any manner except by will or by the laws of descent and distribution, and any attempt to do so in violation of this prohibition, whether voluntary, involuntary, by operation of law or otherwise, shall immediately void the Option and, during the Optionee’s lifetime, is exercisable only by the Optionee.

8.  It is not intended that the Option be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. As a non-qualified stock option, the Option’s exercise by the Optionee or the Optionee’s legal representative may result in taxable income (as it is defined in the Internal Revenue Code) to the Optionee or to the Optionee’s estate. Upon the issuance of Common Stock as a result of the exercise of the Option, the Optionee shall provide the Company with the funds to enable it to pay any tax required by any government to be withheld or paid.

9.  Unless the shares to be issued upon exercise of the Option have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, or in the opinion of counsel for the Company, no such registration is necessary, the Company shall be under no obligation to issue any shares covered by the Option. Notwithstanding the foregoing provisions of this Agreement, as a condition to the exercise of the Option and provided that the Optionee has not held the Option for a period of six months from the date of grant, the Optionee shall agree not to dispose of the Common Stock obtained upon exercise of the Option until the expiration of six months from the date of grant of the Option unless such disposition is in a transaction which is exempt form the provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

10.  The Optionee acknowledges that the Option is subject to the terms and conditions of the Plan, a copy of which has been delivered to him, and in the event of an inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall control.

11.  Any notice to the Company shall be addressed to it, in care of its Secretary, at 1145 Empire Central Place, Dallas, Texas 75247, or to such other address as may be designated by the Company. Any communication to the Optionee shall be sent to the address shown below or such other address as may be provided to the Company in writing by the Optionee.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date first above written.

Attest:	Frozen Food Express Industries, Inc.
By: Its Chairman of the Board
by: Secretary	Optionee:
Address: